As filed with the Securities and Exchange Commission on February 18, 2014

Registration No. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Celadon Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3316050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235-4207
(Address, including Zip Code, of Registrant’s principal executive offices)
_________________________________________

Celadon Group, Inc. Amended & Restated 2006 Omnibus Incentive Plan
(Full title of the plan)
_________________________________________

Paul A. Will
President and Chief Executive Officer
Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235-4207
(317) 972-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer (do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, par value $0.033	750,000	$20.86	$15,641,250	$2,014.59

(1)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of the common stock as reported on the New York Stock Exchange on February 11, 2014.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common Stock as may become issuable pursuant to the anti-dilution provisions of the Celadon Group, Inc. Amended and Restated 2006 Omnibus Incentive Plan.

TABLE OF CONTENTS

EXPLANATORY NOTE
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5 OPINION OF SCUDDER LAW FIRM, P.C., L.L.O.
EX-23.1 CONSENT OF SCUDDER LAW FIRM, P.C., L.L.O. (included in EX-5)
EX-23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-24 POWER OF ATTORNEY (included on the signature page of this Registration Statement)
EX-99.1 CELADON GROUP, INC. AMENDED AND RESTATED 2006 OMNIBUS INCENTIVE PLAN

EXPLANATORY NOTE

Celadon Group, Inc., a Delaware corporation (the "Company"), previously registered 750,000 shares of its Common Stock, $0.033 par value per share ("Common Stock") of the Company, available for grant of awards under the Company's 2006 Omnibus Incentive Plan (the "Incentive Plan").  The registration of such shares of Common Stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission ("SEC") on January 23, 2006 (Registration Number 333-131227), in accordance with the Securities Act of 1933, as amended (the "Securities Act").  The Board of Directors declared 3-for-2 stock splits on all shares of our outstanding common stock effective February 15, 2006 and June 15, 2006.  The Incentive Plan provides for adjustment in the number of shares available for issuance upon such events.  Giving effect to the appropriate adjustments, an aggregate 1,687,500 shares of stock were originally reserved for issuance under the Incentive Plan.

On August 22, 2008, the Company's Board of Directors approved an amendment to the Incentive Plan, subject to stockholder approval, to increase the number of shares of Common Stock reserved and available for issuance of stock grants, options, and other equity awards to the Company's employees, directors, and consultants, by 1,000,000 shares (the "First Amendment").  On November 14, 2008, at the Company's 2008 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the First Amendment.

On October 2, 2013, upon recommendation by the Compensation Committee, the Company's Board of Directors approved an amendment to the Incentive Plan (the "Second Amendment") to (i) increase by 750,000 the maximum aggregate number of shares of common stock available for the grant of awards under the Incentive Plan, which would result in approximately 819,913 shares being available under the Incentive Plan for future awards, and (ii) re-set the term of the Incentive Plan to expire on October 2, 2023, with respect to the ability to grant new awards. On December 11, 2013, at the Company's 2013 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Second Amendment.

This Registration Statement on Form S-8 is being filed to register the additional 750,000 shares of Common Stock available for grant under the Incentive Plan pursuant to the Second Amendment thereto.

Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 Registration Statement filed with the SEC on January 23, 2006 (File Number 333-131227), and the Post-Effective Amendment No. 1 to Form S-8 filed December 23, 2008 (Registration No. 333-131227) are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

(a)	The Company's latest annual report on Form 10-K for the year ended June 30, 2013, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K; and

(c)
The description of the authorized capital stock of the Company contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on February 18, 2014.

CELADON GROUP, INC.

By:	/s/ Paul A. Will
Paul A. Will
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul A. Will, William E. Meek, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature, Name, and Title	Date
/s/ Stephen Russell	February 18, 2014
Stephen Russell, Chairman of the Board

/s/ Paul A. Will	February 18, 2014
Paul A. Will, President and Chief Executive Officer (Principal Executive Officer)

/s/ William E. Meek	February 18, 2014
William E. Meek, Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)

/s/ Bobby Peavler	February 18, 2014
Bobby Peavler, Vice President of Account (Principal Accounting Officer)

/s/ Anthony Heyworth	February 18, 2014
Anthony Heyworth, Director

/s/ Catherine Langham	February 18, 2014
Catherine Langham, Director

/s/ Michael Miller	February 18, 2014
Michael Miller, Director

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of the Company. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2005, filed with the SEC on January 30, 2006.)

4.2
Certificate of Designation for Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the SEC on September 28, 2000)

4.3
Rights Agreement, dated as of July 20, 2000, between Celadon Group, Inc. and Fleet National Bank, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A, filed with the SEC on July 20, 2000)

4.4	Amended and Restated By-laws of the Company. (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q filed with the SEC on January 31, 2008.)
5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5)
23.2*	Consent of Independent Registered Public Accounting Firm - KPMG LLP
24	Power of Attorney (included on the signature page of this Registration Statement)
99.1*	Celadon Group, Inc. Amended and Restated 2006 Omnibus Incentive Plan

* Filed herewith